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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                NETOBJECTS, INC.
                                -----------------
                                (Name of Issuer)

                                  COMMON STOCK
                                -----------------
                         (Title of Class of Securities)

                                    64114L102
                                -----------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------------                          ---------------------
CUSIP No. 64114L102                        13G              Page 2 of 4 Pages
--------------------------------                          ---------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       International Business Machines Corporation, 13-0871985
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a)
       Not Applicable                                                    (b)
-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                5.  SOLE VOTING POWER

                    15,542,050
                ---------------------------------------------------------
  NUMBER OF     6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        Not Applicable
  OWNED BY      ---------------------------------------------------------
    EACH        7.  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           15,542,050
    WITH        ---------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER

                    Not Applicable
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       15,542,050
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

       Not Applicable
-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       48.53%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
-------------------------------------------------------------------------------


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                                                              Page 3 of 4 Pages


ITEM 1(a):              NAME OF ISSUER:

                        NetObjects, Inc.

ITEM 1(b):              ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        301 Galveston Drive
                        Redwood City, California 94063

ITEM 2(a)               NAME OF PERSON FILING

                        International Business Machines Corporation

ITEM 2(b):              ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                        Armonk, New York 10504

ITEM 2(c):              CITIZENSHIP:

                        New York

ITEM 2(d):              TITLE OF CLASS OF SECURITIES:

                        Common Stock

ITEM 2(e):              CUSIP NUMBER:

                        64114L102

ITEM 3:                 Not Applicable

ITEM 4:                 OWNERSHIP:

                        (a) Amount beneficially owned:   15,542,050

                        (b) Percent of class:   48.53%

                        (c) Number of shares as to which the person has:

                             (i)    Sole power to vote or to direct the vote:
                                    15,542,050

                             (ii)   Shared power to vote or to direct the vote:
                                    0

                             (iii) Sole power to dispose or to direct the disposition of:
                                    15,542,050

                             (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5:                 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        Not Applicable.

ITEM 6:                 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                        ANOTHER PERSON:

                        Not Applicable.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Not Applicable.

ITEM 8:                 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP:


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                                                               Page 4 of 4 Pages


                        Not Applicable.

ITEM 9:                 NOTICE OF DISSOLUTION OF GROUP:

                        Not Applicable.

ITEM 10:                CERTIFICATION:

                        Not Applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 13, 2001




                             INTERNATIONAL BUSINESS MACHINES CORPORATION


                             By:   /s/ Andrew Bonzani
                                   --------------------------------------
                                   Andrew Bonzani
                                   Assistant Secretary and Senior Counsel